 EX‑35.12

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Annual Statement of Compliance

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25

Re: Pooling and Servicing Agreement dated as of October 1, 2015 (the "Agreement") between Banc of America Merrill Lynch Commercial Mortgage Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor and U.S. Bank National Association, as Trustee, Certificate Administrator, Certificate Registrar, Authenticating Agent and Custodian.

I, Michael Farrell, a Senior Vice President of U.S. Bank National Association, as Custodian, as a certifying servicer hereby certify that:

(1) A review of the activities of the Custodian during the preceding calendar year (the “Reporting Period") and of the performance of the Custodian under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Custodian has fulfilled all its obligations under the Agreement in all material respects throughout such Reporting Period.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: March 10, 2016

U.S. Bank National Association, as Custodian

By: /s/ Michael Farrell

Michael Farrell

Senior Vice President